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                                                                   Exhibit 10.11


                              EMPLOYMENT AGREEMENT


BETWEEN: PHOENIX INTERNATIONAL LIFE SCIENCES (IBRD) INC., a corporation duly incorporated under the laws of STATE, having its head office at ADDRESS, in the City of CITY, STATE ZIP, and represented herein by its duly authorized representative,

                                     (hereinafter called "PHOENIX")


AND: JAMES CONKLIN, M.D., domiciled and residing at 1439 Buford Drive, Yardley, PA 19067
                                    (hereinafter called "DR. CONKLIN")


                  WHEREAS Phoenix is a subsidiary of Phoenix International Life Sciences (U.S.) Inc., itself a subsidiary of Phoenix International Life Sciences Inc. (The last mentioned company hereinafter "Phoenix International"), which term shall include, if the context so requires, all the subsidiaries of Phoenix International Life Sciences Inc.); and

                  WHEREAS Phoenix International undertakes to guarantee performance of all of the terms and obligations undertaken by Phoenix for the benefit of Employee for the duration of such Employee's employment and conditional upon the Employee's respect of his own undertakings for the benefit of Phoenix hereunder; and

                  WHEREAS Phoenix wishes to employ Dr. Conklin on the terms and conditions hereinafter set forth; and

                  WHEREAS Phoenix and Dr. Conklin wish to acknowledge by this agreement their mutual rights and obligations with respect to Dr. Conklin's employment by Phoenix; and

                  WHEREAS this agreement shall be deemed to have commenced September 1, 1998 regardless of the date it is actually signed,

                  NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows:



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1.         PREAMBLE

           1.1 The preamble is deemed to form part of this agreement.


2.         POSITION

           2.1 Dr. Conklin's initial title shall be Senior Vice President and General Manager, Scientific Software Division (SEE ATTACHED SCHEDULE A ENTITLED "INITIAL POSITION DESCRIPTION"). Phoenix International intends to spin off its Scientific Software Division as a separate company (MIPSS). If and when this takes place, it is intended that Dr. Conklin will immediately be appointed President and CEO of MIPSS.


3.         OTHER EMPLOYMENT AND DUTY TO DEVOTE WHOLE TIME

           3.1 Dr. Conklin agrees that during the term of his employment, he shall devote his full time and efforts to Phoenix and shall not, directly or indirectly, engage in any other business whether or not said other business is competitive with or similar to the business carried on by Phoenix International.


4.         REMUNERATION AND OTHER BENEFITS

           4.1 BASE SALARY: Dr. Conklin's starting annual salary shall be US$220,000, less all applicable deductions, payable bi-weekly in arrears. If Dr. Conklin is appointed President and CEO of MIPSS before August 31, 1999, his salary will be identical to that specified above, but will still be subject to annual review on the anniversary date of his hiring by Phoenix.

           4.2 BASE SALARY INCREASES: Dr Conklin will be eligible to receive annual increases of his base salary upon each anniversary of the commencement date, September 1, 1998, of this Agreement. Said increases will be based on his ability to fulfill the position description and consistent with decisions of Phoenix International's Board of Directors.

           4.3 CAR EXPENSES: Dr. Conklin will receive a car allowance of $5,000 annually, payable in monthly instalments.

           4.4 BENEFIT PLANS: Subject to completion by Dr. Conklin of any medical examinations and other like procedures and such enquiries, as may be required by


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                  Phoenix International's insurers, Phoenix shall pay and
                  maintain for Dr. Conklin short term and long term disability benefits and insurance coverage consistent with the benefits provided to other executives of Phoenix International.

                  Dr. Conklin shall be entitled to participate in all present or future benefit and insurance plans which Phoenix International makes available to its executives, including the 401k plan currently in place at Phoenix, or modifications thereof.

           4.5 VACATION: Dr. Conklin will be entitled to 4 weeks (20 working days) annual vacation.

           4.6 BONUS: Dr. Conklin will be eligible to receive an annual bonus in accordance with the provisions of Phoenix's WORLDWIDE EXECUTIVE REMUNERATION PLAN, a copy of which is attached hereto as SCHEDULE B, (but which may be amended from time to time). If and when Dr. Conklin is appointed President and CEO of MIPSS, his eligibility for the Phoenix International bonus plan will cease, and he will be eligible for a bonus plan agreed between him and the Board of Directors of MIPSS.


5.         PROFESSIONAL LIABILITY INSURANCE

           5.1 Dr. Conklin will be covered by professional liability and Directors and Officer insurance to which Phoenix International subscribes, to the same extent as all Phoenix International executives of his level. If and when Dr. Conklin becomes President and CEO of MIPSS, he will be covered by insurance no less favorable to him than that specified above and provided by Phoenix International.


6.         EQUITY IN MIPSS

          6.1 If and when Dr. Conklin is appointed President and CEO of MIPSS, he will be granted equity in MIPSS, as assigned by MIPSS Board of Directors. It is expected that such equity will be approximately 10% of the portion of the equity of MIPSS set aside for employees of MIPSS.

7.         TERM OF THE AGREEMENT

           7.1 Dr. Conklin's employment with Phoenix in his new position shall commence on September 1, 1998 and shall be for an indeterminate term.


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8.         TERMINATION

           8.1    TERMINATION BY PHOENIX FOR SERIOUS REASON

                  8.1.1 Phoenix may terminate this Employment Agreement at any time, for a serious reason, by resolution of its Board of Directors adopted at a duly constituted meeting of the Board. If Phoenix exercises its rights to terminate this Employment Agreement for a serious reason, Dr. Conklin shall not be entitled to receive any further remuneration, save any base salary, vacation, and benefits (but not bonuses), accrued as at the date of termination. For the purposes of this agreement, a "serious reason" shall mean that Dr.
                        Conklin:

                        (a) has refused, without valid reason, to comply with
                         the reasonable instructions of the Board of Directors or the CEO of Phoenix International given to him in his capacity as an executive of Phoenix insofar as such instructions are not inconsistent with the terms of this Agreement;

                        (b) has committed improper misconduct which is
                         materially detrimental to Phoenix, or has been grossly negligent in the performance of his duties hereunder;

                        (c) commits wrongful acts against the interests of
                         Phoenix International or against its property;

                        (d) becomes subject in any way to bankruptcy or
                         insolvency laws;

                        (e) commits and is found guilty of an indictable
                         criminal offence or other similar offence involving fraudulent or dishonest conduct, by a court of competent jurisdiction; or

                        (f) gives cause to Phoenix International for a serious
                         reason similar in gravity to those set forth above.


           8.2    TERMINATION BY PHOENIX WITHOUT A SERIOUS REASON

                  8.2.1 Phoenix may also terminate this agreement at its discretion for any reason whatsoever by giving Dr. Conklin 4 weeks prior notice of its decision to dismiss. Phoenix may, at any time during the notice period, choose to immediately discharge Dr. Conklin, but in this case Dr. Conklin shall be entitled to receive and shall be paid all amounts which he would otherwise


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                         earn during the notice period.

                  8.2.2 If Phoenix terminates this agreement at its discretion, without a serious reason, Phoenix shall pay Dr. Conklin an amount equal to his gross base annual salary (at the time of notification of termination). All appropriate withholding as may be required by law will be deducted from the amount so calculated. This payment shall be made within 7 days after the last day Dr. Conklin is employed. The bonus for the fiscal year in which termination takes place, if any, will be paid pro rata to the number of days worked in the fiscal year. With the exception of the amount referred to aforesaid, Dr. Conklin shall have no right to be paid or to claim any further payments related to or arising out of the termination of his employment by Phoenix and he renounces to any such further right or claim.

                  8.2.3 Phoenix's obligation to make the aforesaid payments will not be reduced or affected if Dr. Conklin has secured alternative employment.

           8.3    TERMINATION BY DR. CONKLIN

                  8.3.1 Dr. Conklin may, at his option, terminate this agreement for any reason whatsoever provided that Phoenix is given at least 120 days notice before said termination becomes effective.

                  8.3.2 Dr. Conklin has the right to terminate this agreement if constructively dismissed, and receive compensation according to the terms and conditions of section 8.2, above. Dr. Conklin shall be considered to have been constructively dismissed if
                  a) there is a material and adverse diminution on an accumulative basis of his duties, authority, position, compensation, benefits, or title, which is not applied to all other executives of Phoenix International, or (b) there is a breach by Phoenix of any of the material terms of this Agreement.

         9.       CONFIDENTIAL INFORMATION / NON-COMPETITION AND OTHER
                  UNDERTAKINGS

           9.1 Dr. Conklin shall sign concurrently herewith the CONFIDENTIALITY, PROPRIETARY RIGHTS, REGULATORY COMPLIANCE AND NON-COMPETITION AGREEMENT with Phoenix and Phoenix International, which is ATTACHED AS SCHEDULE C.

           9.2 Dr. Conklin fully understands the provisions of this Employment Agreement and the CONFIDENTIALITY, PROPRIETARY RIGHTS, REGULATORY COMPLIANCE AND NON-COMPETITION AGREEMENT, having had ample opportunity to review same and consult counsel, if desired. Subject to Section 11 of this Employment Agreement, Dr. Conklin recognizes that, consistent with Phoenix International's policies for


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                  all of its executives and senior managers who are eligible to receive equity in the company or its subsidiaries, or who receive stock options, this agreement binds Dr. Conklin to non-competition restrictions for one year after his employment with Phoenix ceases if he voluntarily leaves Phoenix or is terminated for a serious reason pursuant to Article 8.1 of this Agreement..

           9.3 With respect to the non-competition provisions included in the CONFIDENTIALITY, PROPRIETARY RIGHTS, REGULATORY COMPLIANCE AND NON-COMPETITION AGREEMENT, which are applicable after cessation of employment of Dr. Conklin by Phoenix, it is understood and agreed by both Parties that the purpose of these provisions is to ensure that Dr. Conklin does not join a CRO or any other organization offering similar services or software products to those provided by Phoenix International, for a period of one (1) year subsequent to the termination of his employment at Phoenix if he voluntarily leaves Phoenix or is terminated for a serious reason pursuant to Article 8.1 of this Agreement. Thus, Dr. Conklin would be free to work for any biotechnology or pharmaceutical company which does not offer similar services or software products to those provided by Phoenix International.


10.        INCENTIVES SUBJECT TO CHANGE

           10.1 Dr. Conklin acknowledges and accepts that all of Phoenix International's executive bonus plans and other incentives are subject to future revision by Phoenix International's Board of Directors, and that if such revisions conflict with this Employment Agreement, the revisions to the incentive plans shall prevail and shall replace anything to the contrary contained in this agreement. Furthermore, such revisions, if made, shall not be a cause for constructive dismissal notwithstanding any other provision of this agreement.


11.        SURVIVAL OF RESTRICTIVE COVENANTS

           11.1   The parties agree that the undertakings of Dr. Conklin under
                  Section 5 of the CONFIDENTIALITY, PROPRIETARY RIGHTS, REGULATORY COMPLIANCE AND NON-COMPETITION AGREEMENT, shall only survive termination of this agreement in accordance with their respective terms, in the event that Dr. Conklin's employment is terminated by Phoenix for a serious reason and/or following Dr. Conklin's resignation (if such resignation does not follow a constructive dismissal).


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12.        DAMAGES

           12.1   Dr. Conklin hereby agrees that any breach by him of Section
                  3.1 of this Employment Agreement, or of the CONFIDENTIALITY, PROPRIETARY RIGHTS, REGULATORY COMPLIANCE AND NON-COMPETITION AGREEMENT, will entitle Phoenix to damages of no less than US$100,000, which amount shall not be reduced for partial performance or any other reason whatsoever.



13.        GENERAL

           13.1 If any provision of this agreement is unenforceable or invalid, for any reason whatsoever, such unenforceability or invalidity will not affect the enforceability or validity of the remaining provisions of this agreement and such provision will be severable from the remainder of this agreement.

           13.2 This agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

           13.3 No consent to or waiver of any breach of a term of provision of this agreement by either party shall be construed as a consent to or waiver of a subsequent breach of the same term or provision, nor shall it be considered a consent to or waiver of any other then existing or subsequent breach of a different term or provision.

           13.4 Phoenix, Phoenix International and the Employee acknowledge that there are other contracts attached as Schedules to this Employment Agreement. If these Schedules contain terminology, definitions or terms, or create rights or obligations which are at variance or conflict with the terminology, definitions or terms, rights or obligations used or contained in this Employment Agreement, then the parties agree that the terms of this Agreement shall be deemed to set forth their true and complete intention and agreement.


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           IN WITNESS WHEREOF, the parties have executed this agreement in the
           City of Montreal on the 1st day of September, 1998



                                 PHOENIX INTERNATIONAL LIFE SCIENCES (IBRD) INC.

                                 Per:


                                   /s/ John W. Hooper
                                 -------------------------------------------
                                 JOHN W. HOOPER, Ph.D.
                                 President



                                 PHOENIX INTERNATIONAL LIFE SCIENCES INC.

                                 Per:


                                   /s/ John W. Hooper
                                 -------------------------------------------
                                 JOHN W. HOOPER, Ph.D.
                                 Chairman and CEO




                                   /s/ James Conklin
                                 -------------------------------------------
                                 JAMES CONKLIN, M.D.